Exhibit 12.1

KINDER MORGAN, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In US$ millions, except ratio of earnings to fixed charges)

	Year Ended December 31,
	2006	2005	2004	2003	2002
Earnings:
Income from continuing operations before income taxes, extraordinary gains or losses, equity income and minority interest[1]	$1,172.7	$281.1	$194.4	$161.8	$58.0
Add:
Fixed charges	867.5	209.9	164.2	164.2	188.4
Distributed income of equity investees	74.8	538.9	445.0	374.7	314.2
Less:
TRUPS requirement[2]	-	-	-	11.0	21.9
Capitalized interest from continuing operations[1]	23.3	1.2	0.7	0.5	1.4
Capitalized interest from discontinued operations	2.2	0.3	0.3	0.1	0.4

Minority interest in pre-tax income of subsidiary with no fixed charges	66.5	45.0	50.4	41.5	33.8

Earnings as adjusted	$2,023.0	$983.4	$752.2	$647.6	$503.1

Fixed Charges:
Interest, amortization of debt discount, premium and issuance costs[1]	$580.9	$169.4	$147.2	$143.5	$153.7

Add:
Capitalized interest from continuing operations[1]	23.3	1.2	0.7	0.5	1.4
Capitalized interest from discontinued operations	2.2	0.3	0.3	0.1	0.4
Interest expense from discontinued operations	223.9	30.6	7.9	7.1	8.2
Estimated interest portion of rental expenses	37.2	8.4	8.1	2.0	2.8
TRUPS requirement[2]	-	-	-	11.0	21.9

Fixed Charges	$867.5	$209.9	$164.2	$164.2	$188.4

Ratio of Earnings to Fixed Charges	2.33	4.69	4.58	3.94	2.67

1

In February 2007, we entered into a definitive agreement to sell our Canada-based retail natural gas distribution operations, referred to in previous periods as Terasen Gas. In March 2007, we entered into an agreement to sell the shares of the Corridor Pipeline System, which in prior periods comprised a portion of our Kinder Morgan Canada business segment. During 2006, we entered into a definitive agreement to sell our U.S.-based natural gas distribution operations. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the financial results of these operations have been excluded and reclassified to discontinued operations for all periods presented. In addition, the results of operations of Terasen’s discontinued Water and Utility Services, which we acquired November 30, 2005, have been excluded and reclassified to discontinued operations for the years ended December 31, 2006 and 2005.

2

The expense associated with our capital trust securities was included in minority interest prior to the third quarter of 2003. Due to our adoption of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and our subsequent adoption of Financial Accounting Standards Board Interpretation No. 46 (revised December 2004), Consolidation of Variable Interest Entities, the expense associated with these securities was included in interest expense beginning with the third quarter of 2003.